Consolidated Financial Statements of

NORTHERN ORION RESOURCES INC.

December 31, 2005, 2004 and 2003

Deloitte & Touche LLP 2800 - 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada

Tel: (604) 669-4466 Fax: (604) 685-0395 www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Shareholders of
Northern Orion Resources Inc.

We have audited the consolidated balance sheets of Northern Orion Resources Inc. as at December 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2005 in accordance with Canadian generally accepted accounting principles.

The Company is not required to have, nor were engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.

Independent Registered Chartered Accountants
Vancouver, British Columbia
February 27, 2006

NORTHERN ORION RESOURCES INC.
Consolidated Balance Sheets
(Expressed in thousands of United States dollars)

	December 31,	December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$108,396	$40,748
Temporary investments	27,515	4,941
Marketable securities (Note 3)	144	144
Prepaid expenses and other receivables	606	359
Total current assets	136,661	46,192

RESTRICTED CASH (Note 4)	660	--
EQUIPMENT (net of accumulated depreciation)	145	60
MINERAL PROPERTY INTERESTS (Note 5)	73,970	56,592
EQUITY INVESTMENT IN MINERA ALUMBRERA LTD.
(Note 6)	97,537	85,100
DEFERRED FINANCE CHARGES (Note 7(a))	--	1,134

TOTAL ASSETS	$308,973	$189,078

LIABILITIES

Accounts payable and accrued liabilities	$3,056	$1,624
Current portion of long term debt (Note 7)	--	23,400
Total current liabilities	3,056	25,024

LONG-TERM DEBT (Note 7)	--	3,040
ASSET RETIREMENT OBLIGATION (Note 8)	447	247
FUTURE INCOME TAXES (Note 12)	21,053	20,370
TOTAL LIABILITIES	24,556	48,681

SHAREHOLDERS’ EQUITY
Share capital (Note 9)	283,646	191,415
Warrants	11,928	6,043
Contributed surplus	8,463	6,687
Cumulative translation adjustment	(3,914)	(3,914)
Deficit	(15,706)	(59,834)
TOTAL SHAREHOLDERS’ EQUITY	284,417	140,397

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$308,973	$189,078
CONTINGENCIES (Note 13)
SUBSEQUENT EVENTS (Note 17)

See accompanying notes to consolidated financial statements.

Approved by the Board of Directors

“Robert Gayton”	“David Cohen”
Robert Gayton	David Cohen

NORTHERN ORION RESOURCES INC.
Consolidated Statements of Operations and Deficit
(Expressed in thousands of United States dollars, except per share amounts)

	For the years ended December 31,
	2005	2004	2003

EQUITY EARNINGS OF MINERA
ALUMBRERA LTD. (Note 6)	$46,755	$32,659	$10,562

EXPENSES
Financing costs	1,134	1,036	--
Foreign exchange (gains) losses	(2,794)	1,621	436
Office and administration	3,342	2,205	812
Professional and consulting	1,957	1,989	1,840
Property maintenance and exploration	193	--	--
Stock-based compensation	1,749	1,607	5,043
EARNINGS BEFORE THE FOLLOWING	41,174	24,201	2,431

WRITE-DOWN OF MINERAL PROPERTY
INTERESTS (Note 5(b))	--	(22,209)	--
INTEREST AND OTHER INCOME	3,493	366	438
INTEREST EXPENSE	(539)	(1,129)	(513)

NET EARNINGS FOR THE YEAR	44,128	1,229	2,356

DEFICIT, BEGINNING OF YEAR	(59,834)	(61,063)	(63,419)

DEFICIT, END OF YEAR	$(15,706)	$(59,834)	$(61,063)

Earnings per share – basic (Note 9(e))	$0.31	$0.01	$0.04

Earnings per share – diluted (Note 9(e))	$0.27	$0.01	$0.04

Weighted average number of shares outstanding –
basic	143,734,297	109,214,331	57,013,774

Weighted average number of shares outstanding –
diluted	163,361,484	131,540,845	60,073,541

See accompanying notes to consolidated financial statements.

NORTHERN ORION RESOURCES INC.
Consolidated Statements of Shareholders’ Equity
(Expressed in thousands of United States dollars)

	Common Shares				Cumulative		Total
	Without Par Value				Translation		Shareholders’
	Shares	Amount	Warrants	Contributed Surplus	Adjustment	Deficit	Equity

Balance, December 31, 2002	18,860,092	$113,131	$--	$72	$(12,217)	$(63,419)	$37,567
Private placement, less share issue costs	4,000,000	2,558	--	--	--	--	2,558
Special warrants financing, less share issue
costs	81,040,308	65,150	5,426	--	--	--	70,576
Warrants exercised	2,096,000	2,586	--	--	--	--	2,586
Stock options exercised	275,000	424	--	(139)	--	--	285
Agua Rica financing - warrants and debt
extinguishment	--	--	162	423	--	--	585
Stock-based compensation	148,148	144	--	5,492	--	--	5,636
Cumulative translation adjustment	--	--	--	--	6,632	--	6,632
Earnings for the year	--	--	--	--	--	2,356	2,356
Balance, December 31, 2003	106,419,548	183,993	5,588	5,848	(5,585)	(61,063)	128,781
Warrants exercised	4,525,240	5,205	(141)	--	--	--	5,064
Stock options exercised	1,303,361	2,217	--	(893)	--	--	1,324
Stock-based compensation	--	--	--	1,732	--	--	1,732
Warrants issued on financing	--	--	596	--	--	--	596
Reduction in net investment of foreign
subsidiary	--	--	--	--	1,671	--	1,671
Earnings for the year	--	--	--	--	--	1,229	1,229
Balance, December 31, 2004	112,248,149	191,415	6,043	6,687	(3,914)	(59,834)	140,397
Warrants exercised	1,812,500	2,125	(162)	--	--	--	1,963
Stock options exercised	165,833	181	--	(128)	--	--	53
Stock-based compensation	--	--	--	1,904	--	--	1,904
Units issued on financing, less share issue	34,250,000	89,925	6,047	--	--	--	95,972
costs
Earnings for the year	--	--	--	--	--	44,128	44,128

Balance, December 31, 2005	148,476,482	$283,646	$11,928	$8,463	$(3,914)	$(15,706)	$284,417

See accompanying notes to consolidated financial statements.

NORTHERN ORION RESOURCES INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of United States dollars)

	For the years ended December 31,
	2005	2004	2003

OPERATING ACTIVITIES
Earnings for the year	$44,128	$1,229	$2,356
Items not involving cash
Gain on sale of marketable securities	--	(10)	(31)
Equity earnings of Minera Alumbrera Ltd., net of
cash distribution	(12,437)	9,485	(3,071)
Write-down of mineral property interests	--	22,209	--
Stock-based compensation	1,749	1,607	5,043
Amortization of deferred finance charges	1,134	1,036	--
Shares received for mineral property interests	--	--	(100)
Depreciation	55	13	1
Unrealized foreign exchange (gain) loss	(882)	1,522	(611)
Changes in non-cash operating working capital
Prepaid expenses and other receivables	(247)	(199)	10
Accounts payable and accrued liabilities	(566)	683	662
	32,934	37,575	4,259

INVESTING ACTIVITIES
Restricted cash	(660)	--	--
Temporary investments	(22,574)	(4,941)	--
Equity investment in Minera Alumbrera Ltd.	--	--	(62,914)
Acquisition of Agua Rica interest	--	--	(3,600)
Mineral property costs incurred	(15,342)	(1,452)	(612)
Proceeds on sale of marketable securities	--	16	71
Equipment	(140)	(61)	(10)
	(38,716)	(6,438)	(67,065)

FINANCING ACTIVITIES
Promissory notes repaid	--	--	(6,600)
Convertible debentures, promissory notes and other	--	--	3,000
Term loan	--	23,826	--
Long-term debt repayment	(26,540)	(31,935)	--
Deferred finance charges	--	(925)	--
Warrants issued for cash, net of issue costs	6,047	--	5,426
Common shares issued for cash, net of issue costs	91,941	6,388	70,579
	71,448	(2,646)	72,405

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,982	870	1,446

Increase in cash and cash equivalents	67,648	29,361	11,045
Cash and cash equivalents, beginning of year	40,748	11,387	342

Cash and cash equivalents, end of year	$108,396	$40,748	$11,387

Cash and cash equivalents is comprised of:
Cash in bank	$1,769	$1,757	$1,101
Short-term money market instruments	$106,627	38,991	10,286
	$108,396	$40,748	$11,387

SUPPLEMENTARY CASH FLOW INFORMATION (Note 10)

See accompanying notes to consolidated financial statements.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

1.	DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

Northern Orion Resources Inc. (“the Company”) is incorporated under the Company Act (British Columbia) and is engaged in mining and related activities including the exploration and development of mineral property interests in Argentina. On June 24, 2003, the Company acquired a 12.5% interest in the Bajo de la Alumbrera Mine in Argentina (Note 6). The Company holds a 100% interest in the Agua Rica deposit in Argentina (Note 5).

The recoverability of amounts capitalized for mineral property interests in the consolidated balance sheets is dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the development of the properties, the receipt of necessary permitting and upon future profitable production, or alternatively, upon the Company’s ability to dispose of its mineral property interests.

2.	SIGNIFICANT ACCOUNTING POLICIES

	(a)	Basis of consolidation

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. The financial statements of entities which are controlled by the Company through voting equity interests, referred to as subsidiaries, are consolidated. Entities which are jointly controlled, referred to as joint ventures, are proportionately consolidated. Variable Interest Entities (“VIEs”),which include, but are not limited to, special purpose entities, trusts, partnerships, and other legal structure, as defined by the Accounting Standards Board in Accounting Guideline (“AcG”) 15, “Consolidation of Variable Interest Entities” (“AcG 15”), are entities in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIEs are subject to consolidation by the primary beneficiary who will absorb the majority of the entities’ expected losses and/or expected residual returns. All intercompany balances and transactions have been eliminated upon consolidation. Principal subsidiaries at December 31, 2005 include Minera Agua Rica LLC which holds the Agua Rica property in Argentina.

Investments in shares of investee companies in which the Company’s ownership and rights arising therefrom provide the Company with the ability to exercise significant influence are accounted for using the equity method.. The Company’s investment in Minera Alumbrera Ltd., which holds the Bajo de la Alumbrera Mine in Argentina, has been accounted for using the equity method whereby the investment has been initially recorded at cost and the carrying value adjusted thereafter to include the Company’s share of earnings since the acquisition date. Cash distributions received are credited to the investment account.

(b)	Measurement uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenditures during the reporting period. Significant areas where management’s judgement is required include the determination of impairment of mineral property interests and plant and equipment, reclamation obligations and rates for depreciation. In assessing the underlying values of mineral property interests, management considers both internally prepared life-of-mine studies and the estimated cash flows under actual or proposed arrangements with other parties for development and operation of the mineral property interest. These arrangements may, and likely will, change in the future in response to changing business conditions, and these changes may impact the Company’s estimates of cash flows. Actual results could differ from those estimates.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

	(c)	Cash and cash equivalents

Cash and cash equivalents include cash and those short-term money market instruments that are readily convertible to cash with an original term of less than 90 days when acquired.

	(d)	Temporary investments

Temporary investments are short-term money market instruments that are readily convertible to cash with an original term of more than 90 days when acquired.

	(e)	Marketable securities

Marketable securities consist of investments in publicly traded equity securities and are recorded at the lower of cost and market.

	(f)	Equipment

Equipment is recorded at cost including capitalized interest incurred during the construction phase. Net operating costs, interest costs and financing costs incurred in the period preceding commercial production are capitalized. Mine equipment is depreciated using the straight-line and declining balance methods, as appropriate to the assets, over their estimated useful lives, not to exceed the estimated proven and probable ore reserves commencing with the attainment of commercial production. Office furniture and computer equipment are depreciated using the straight-line method over periods from three to ten years.

The Company periodically compares the carrying value of plant and equipment to estimated net realizable amounts, based on estimated undiscounted future cash flows, to determine whether there is any indication of impairment. Impairment in value would be indicated if the asset’s carrying value exceeds the estimated realizable amount and the asset would be written down to fair value.

	(g)	Mineral property interests

Mineral properties and related exploration and development costs are recorded at cost, including capitalized interest during exploration and development, on a property-by-property basis. These costs will be amortized over the estimated useful life of the properties on a unit-of-production basis following the commencement of commercial production, written-down if estimated future cash flows indicate the carrying value will not be recoverable, or written-off if the properties are sold, allowed to lapse or abandoned. Costs incurred for general exploration that are not project specific or do not result in the acquisition of mineral properties are charged to operations. Management periodically reviews the underlying value of mineral properties and records a provision to reduce the costs incurred to net realizable amounts as appropriate. If an impairment is determined to exist, the mineral property will be written down to its net realizable value. The recoverability of the amounts capitalized for mineral property interests is dependent upon the delineation of economically recoverable ore reserves, the Company’s ability to obtain the necessary financing to complete their development and realize profitable production or proceeds from the disposition thereof. During the periods covered by these consolidated financial statements, the Company recorded an impairment relating to the Mantua project. It is reasonably possible that changes could occur in the near term that could adversely affect management’s estimates and may result in future write-downs of capitalized mineral property interests carrying values.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

	(g)	Mineral property interests (continued)

Although the Company has taken steps to verify the title to mineral property interests in which it holds an interest, in accordance with industry standards for these properties, these procedures do not guarantee the Company’s title to all claims. Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects.

From time to time, the Company may acquire or dispose of properties pursuant to the terms of option agreements. Because options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded. Option payments are recorded as mineral property costs or recoveries when the payments are made or received.

	(h)	Foreign currencies

The Company considers the U.S. dollar to be its functional currency as it is the currency of the primary economic environment in which the Company and its subsidiaries operate. Accordingly, monetary assets and liabilities resulting from foreign currency transactions are translated into U.S. dollars using the year-end conversion rates. Other assets are translated at rates prevailing at acquisition dates. Expense items are translated into U.S. dollars at the rate of exchange in effect at the date of the transaction. All exchange gains or losses arising on translation are included in results of operations for the year.

	(i)	Income taxes

The Company uses the asset and liability method of accounting for future income taxes whereby future income tax assets and liabilities are determined based on differences between the carrying amounts and tax bases of assets and liabilities and loss carryforwards, and measured using the tax rates and laws that will be in effect when the differences are expected to reverse. The effect of a change in tax rates on future income tax assets and liabilities is included in the results of operations in the period in which the change is substantively enacted. The amount of future tax assets recognized is limited to the amount that is considered to be more likely than not to be realized.

	(j)	Earnings per common share

Basic earnings per share are based on the weighted average number of common shares outstanding during the year. Diluted earnings per share are calculated using the treasury stock method, which assumes that stock options and warrants are only exercised when the exercise price is below the average market price during the period, and that the Company will use the proceeds to repurchase its common shares at their average market price during the period.

	(k)	Financial instruments

The Company’s financial instruments comprise cash and cash equivalents, temporary investments, restricted cash, other receivables, accounts payable and long-term debt. The fair value of the financial instruments approximates their carrying values due primarily to the immediate or short-term maturity of the financial instruments.

Foreign exchange risk is the risk arising from changes in foreign currency fluctuations. The Company does not use any derivative instruments to reduce its exposure to fluctuations in foreign currency rates. The Company receives funds from the Alumbrera operations in U.S. dollars. From time to time, Alumbrera employs metal and interest rate contracts to manage exposure to fluctuations in metal prices.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(l) Stock based compensation

The Company has a share option plan as described in Note 9(d). The Company uses the fair value method for accounting for all stock-based payments to non-employees and employees, including those that are direct awards of stock, call for the settlement in shares, cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments. Under the fair value method, employee compensation expense attributed to direct awards of stock is measured at the fair value of the award at the grant date and is recognized over the vesting period of the award using an option-pricing model. If and when the stock options are ultimately exercised, the applicable amounts of additional paid-in capital and contributed surplus are credited to share capital.

(m) Asset retirement obligations

Effective January 1, 2003, the Company adopted the accounting standard to record provisions for reclamation and closure associated with the retirement of mining property, plant and equipment. Asset retirement obligations are recognized when incurred and recorded as liabilities at their fair value discounted using a credit-adjusted risk-free rate. The liabilities are subsequently increased over the passage of time. Upon initial recognition of the liability, a corresponding increase to the carrying amount of the related assets is recorded and amortized over the life of the asset. The amount of the liability is re-evaluated at each reporting period for changes to the amount or timing of the underlying cash flows needed to settle the obligation. The Company has recorded the fair value of its estimated reclamation and closure liabilities at its Agua Rica and Mantua projects.

(n) Employee future benefits

The costs of retirement benefits and other benefit obligations are recognized over the period in which the employees render services in return for the benefits. The Company has a defined contribution program which provides pension and life insurance benefits for members of senior management. Under this program, which commenced in January 2005, the Company makes payments based on amounts predetermined by the Company’s Compensation Committee and stated in compensation agreements. During 2005, the Company made total cash payments of $1,194 to the program, of which $377 related to the current year of which $817 related to past service costs.

3.	MARKETABLE SECURITIES

At December 31, 2005, the Company held marketable securities which had a carrying value of $144 (2004 - $144) and a market value of $718 (2004 - $440).

4.	RESTRICTED CASH

Restricted cash consists of funds held in a non-interest bearing bank account in Argentina. Pursuant to Decree 616/2005 and its complementary legislation issued by the Argentine Executive Branch on June 9, 2005 to control the speculative movement of capital into and out of Argentina, funds entering into Argentina are subject to a withholding of 30% (the "30% Withholding") unless exceptions to the 30% Withholding apply. Under this regime, the funds corresponding to the 30% Withholding are held by the bank through which the transfer was entered into Argentina and deposited, for a period of 365 days, in a non-interest bearing bank account opened in Argentina. The 30% Withholding may be avoided, or the funds corresponding to the 30% Withholding may be withdrawn before the expiry of the 365-day term, if documents evidencing that an exception to the 30% Withholding is applicable are filed with and accepted by the bank through which the transfer was entered into Argentina. The Company is in the process of completing the necessary documents to provide it with an exception to the 30% Withholding.

As at December 31, 2005, the Company had $660 in restricted cash.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

5.	MINERAL PROPERTY INTERESTS

	December 31, 2005	December 31, 2004

Minera Mantua Project (Cuba)
Balance, beginning of year	$1	$20,245
Incurred during the year
Reclamation accrual and site maintenance	--	294
	1	20,539
Balance, before write-down	1	20,539
Write-down to estimated recoverable value	--	(20,538)
Balance, end of year	1	1

Agua Rica Project (Argentina)
Balance, beginning of year	69,027	67,277
Incurred during the year
Administrative	732	155
Drilling	4,941	--
Engineering studies	5,902	133
Environmental and community	596	92
Facilities and camp costs	3,637	125
Field labour	759	123
Finance costs	100	317
Geological	430	442
Legal, title and property taxes	284	215
Other site activities	414	148
Balance, end of year	86,822	69,027
	86,823	69,028
Royalty and net proceeds interest (c)	(12,853)	(12,436)
Mineral property interests	$73,970	$56,592

(a)	Agua Rica, Argentina

The 100% owned Agua Rica project is located in Catamarca Province, Argentina. The property is comprised of mining claims and exploration licences and consists of a major porphyry copper-gold- silver-molybdenum deposit that was previously being explored between the Company (28%) and BHP Minerals International Exploration Inc. ("BHP Billiton”) (72%). On April 23, 2003, the Company entered into an agreement to acquire the remaining 72% interest from BHP Billiton for consideration of $12,600. The Company is currently completing a feasibility study for the development of Agua Rica.

(b)	Mantua Project, Cuba

The Company owns 50% of the Mantua project, a copper deposit located in the Pinar del Rio Province, Cuba. Geominera, S.A., a Cuban company controlled by the government of Cuba, holds the remaining 50% interest in the Mantua project. The property was written down to a nominal carrying value of $1 in 2004.

If and when the Mantua Project is sold, the proceeds of sale will be subject to the Proceeds Interest with Miramar (Note 5(c)).

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

5.	MINERAL PROPERTY INTERESTS (continued)

(c) Royalty and net proceeds interest payable

In December 1999, the Company reached an agreement to restructure and partially settle amounts owing to Miramar Mining Corporation (“Miramar”). Under the agreement, as subsequently amended, the Company issued a Proceeds Interest of Cdn$15,000. The agreement entitles Miramar to receive the economic equivalent of a 2.5% net smelter return royalty on all production from the Company’s mining properties held at the time of entering into the agreement, as amended, or 50% of the net proceeds of disposition of any interest in the Agua Rica or Mantua projects until the Proceeds Interest is paid. The Proceeds Interest balance payable at December 31, 2005, is $12,853 (Cdn$14,948); (2004 - $12,436 (Cdn$14,948)) and is deducted from mineral property interests.

6.	EQUITY INVESTMENT IN MINERA ALUMBRERA LTD.

The acquisition of the 12.5% indirect interest in the Bajo de la Alumbrera Mine, held by Minera Alumbrera Ltd. (“Alumbrera”), has been accounted for using the equity method and earnings of Alumbrera have been included in the earnings of the Company since June 24, 2003. On April 3, 2003, the Company entered into an agreement with Rio Algom Ltd. (“Rio Algom”), a subsidiary of BHP Billiton Ltd., (“BHP Billiton”) and Goldcorp Inc. (formally Wheaton River Minerals Ltd.) to acquire BHP Billiton’s 25% interest in Alumbrera for a total price of approximately $180,000. The Company paid $88,600 for its 12.5% indirect interest in Alumbrera, of which an initial $28,600 was deferred by Rio Algom until May 30, 2005. The Company repaid $3,600 of the deferred amount in 2003. During the year ended December 31, 2004, the Company entered into a $24,500 term loan facility with Bayerische Hypo-und Vereinsbank (Note 7(a)), the proceeds of which were used to pay the outstanding deferred balance of $25,000 to Rio Algom.

Long-term project debt held by Alumbrera was incurred to finance the construction and operation of the Alumbrera Mine. The debt, formalized by a Common Security Agreement between Alumbrera, the owners of Alumbrera, and a consortium of commercial banks, was originally signed on February 26, 1997. The owners of Alumbrera repaid the total balance of the long-term project debt during the year ended December 31, 2004.

A summary of 100% of the assets and liabilities of Alumbrera as at December 31, 2005 and 2004 and the results of the operations for the years then ended are as follows:

	December 31,	December 31,
	2005	2004
Total current assets	$442,154	$286,259
Total non-current assets	728,284	867,304
Total Assets	$1,170,438	$1,153,563

Total current liabilities	$158,120	$167,817
Total non-current liabilities	326,247	230,307
Total Liabilities	484,367	398,124
Total Equity	686,071	755,439
Total Liabilities and Equity	$1,170,438	$1,153,563

Revenue from ordinary activities	$904,453	$699,804
Expenses from ordinary activities	(370,106)	(326,558)
Current income tax expense	(160,304)	(111,974)
Income for Equity Accounting Purposes	$374,043	$261,272

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

6.	EQUITY INVESTMENT IN MINERA ALUMBRERA LTD. (continued)

	Cumulative
	(since acquisition)	Year ended	Year ended
Equity investment in Minera	to December 31,	December 31,	December 31,
Alumbrera	2005	2005	2004
Balance, beginning of period	$91,514	$85,100	$94,585
Equity in earnings	89,976	46,755	32,659
Cash distribution received	(83,953)	(34,318)	(42,144)
Balance, end of period	$97,537	$97,537	$85,100

7.	LONG-TERM DEBT

	December 31,	December 31,
	2005	2004
Agua Rica
Payable to BHP Billiton	$--	$8,900
Alumbrera
Term loan payable to the Bayerische Hypo-und
Vereinsbank	--	17,540
		26,440
Current portion of long-term debt	--	(23,400)
	$--	$3,040

(a)	Bayerische Hypo-und Vereinsbank (“HVB”) Term Loan Facility

During the year ended December 31, 2004, the Company entered into a $24,500 term loan facility with HVB which had a 4 ½ year term at U.S. dollar LIBOR plus 3.5% per annum. The proceeds of the term loan were used to pay the balance of the deferred portion of the purchase price payable to Rio Algom of $25,000 (Note 6). In connection with the facility, the Company issued 1,000,000 common share purchase warrants to HVB. The warrants have a three-year term and are exercisable at a price of Cdn$4.74 to acquire one common share of the Company.

During the year ended December 31, 2005, the Company repaid the outstanding balance of the loan.

The Company paid bank commitment fees, financing charges, and issued 1,000,000 share purchase warrants with a value of $596, which have been recorded as deferred finance charges. These deferred finance charges, totalling $2,170, have been fully amortized. Amortization for the year ended December 31, 2004 was $1,036.

(b)	Agua Rica

On April 23, 2003, the Company entered into a definitive agreement with BHP Billiton to purchase BHP Billiton’s 72% interest in the Agua Rica project for consideration of $12,600 of which BHP Billiton had agreed to defer $9,000 (the “Deferred Payment”) without interest until June 30, 2005, with the balance payable on closing, which was May 8, 2003. Imputed interest of $603 was amortized over the term of the loan. During the year ended December 31, 2005, the Company repaid the outstanding balance of the loan.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

8.	ASSET RETIREMENT OBLIGATION

The asset retirement obligation relating primarily to reclamation and closure costs at the Agua Rica Project in Argentina is calculated as the net present value of estimated future cash flows required to satisfy the obligation. Reclamation and closure costs of the project are incurred in Argentina pesos and thus are subject to translation gains and losses from one reporting period to the next in accordance with the Company’s accounting policy for foreign currency translation of monetary items. The total undiscounted amount of estimated cash flows required to settle the obligations is $6,183 which has been discounted using a credit-adjusted risk-free rate of 8%. These obligations are not expected to be paid until the end of the Agua Rica mine life, which is anticipated to be over 25 years. The following is an analysis of the asset retirement obligation:

	December 31,
	2005	2004
Balance, beginning of year	$247	$97
Accretion incurred in the year	18	--
Additions to future site reclamation and closure costs	182	150
Balance, end of year	$447	$247

9.	SHARE CAPITAL

	(a)	Authorized

700,000,000 common shares without par value 100,000,000 first preference shares without par value 100,000,000 second preference shares without par value

	(b)	Short form prospectus offering

On February 17, 2005, the Company completed a short form prospectus offering for the sale of 34,250,000 units of the Company at a price of Cdn$3.65 per unit for gross proceeds of Cdn$125,013 (U.S.$101,637). Each unit consists of one common share and one-half of one common share purchase warrant. Each whole warrant will entitle the holder to subscribe for one additional common share at a price of Cdn$6.00 and will expire on February 17, 2010. These warrants trade on the Toronto Stock Exchange and have been assigned a value of $6,405 based on an option valuation model. Share issue costs of $5,305 and $358 were allocated to common shares and to warrants, respectively. At December 31, 2005, 17,125,000 of these share purchase warrants were outstanding.

	(c)	Warrants

A summary of the changes in warrants for the years ended December 31, 2005, 2004, and 2003 is presented below:

		Weighted Average
	Number of Shares	Exercise Price (Cdn$)
Balance, December 31, 2002	3,080,000	1.52
Warrants issued or granted	44,820,155	1.93
Warrants exercised during year	(2,096,000)	1.63
Balance, December 31, 2003	45,804,155	1.92
Warrants issued or granted	1,000,000	4.74
Warrants exercised during the year	(4,525,240)	1.46
Balance, December 31, 2004	42,278,915	2.03
Warrants issued or granted	17,125,000	6.00
Warrants exercised during the year	(1,812,500)	1.33
Balance, December 31, 2005	57,591,415	3.23

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

9.	SHARE CAPITAL (continued)

	(c)	Warrants (continued)

At December 31, 2005, the Company had the following warrants outstanding:

Number of Warrants	Exercise Price (Cdn.$)	Expiry Date
39,466,415 (1)	2.00	May 29, 2008
1,000,000	4.74	March 1, 2007
17,125,000 (1)	6.00	February 17, 2010
57,591,415

(1)These warrants are traded on the Toronto Stock Exchange.

(d)	Stock options

The Company has a stock option plan for its directors and employees to acquire common shares of the Company at a price determined by the fair market value of the shares at the date of grant. The directors of the Company set the option price at the time the option is granted, provided that such price is not less than the closing market price of the common shares on the last trading day before the date of grant. Options have a maximum term of ten years and usually terminate 30 days following the date of termination of employment. The stock option plan includes share appreciation rights (“SAR”) providing for an optionee to elect to terminate options and to receive an amount in common shares equal to the difference between the fair market value at the time of termination and the exercise price for those options terminated.

In 2004, the Company adopted amendments to its stock option plan approved by the Company’s shareholders at its annual general meeting. These amendments change the maximum number of shares which may be made subject to option from a fixed number to a rolling maximum of 10% of the Company’s issued and outstanding share capital at the time of grant. Based on the Company’s 148,476,482 issued and outstanding common shares at December 31, 2005, the amended rolling plan maximum is 14,847,648 common shares.

A summary of the changes in stock options for the years ended December 31, 2005, 2004 and 2003 is presented below:

		Weighted Average
	Number of Shares	Exercise Price (Cdn$)
Balance, December 31, 2002	670,000	1.50
Granted	8,345,000	1.39
Exercised	(275,000)	1.36
Balance, December 31, 2003	8,740,000	1.40
Granted	2,365,000	3.15
Exercised as SAR into 205,861 common shares	(350,000)	1.88
Exercised	(1,097,500)	1.61
Cancelled	(15,000)	1.50
Balance, December 31, 2004	9,642,500	1.80
Granted	2,395,000	3.02
Exercised as SAR into 115,833 common shares	(200,000)	1.39
Exercised	(50,000)	1.30
Balance, December 31, 2005	11,787,500	2.06
Fully vested and available for exercise,
December 31, 2005	11,787,500

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

9.	SHARE CAPITAL (continued)

	(d)	Stock options (continued)

The following table summarizes information about stock options outstanding at December 31, 2005:

Exercise Price	Outstanding and	Remaining Contractual
Cdn$	exercisable at	Life
	December 31, 2005
1.50	235,000	0.66 years
1.30	660,000	2.10 years
1.70	150,000	2.32 years
1.35	5,870,000	4.46 years
1.35	77,500	4.48 years
2.60	35,000	4.82 years
3.15	300,000	3.19 years
3.15	1,990,000	5.43 years
3.17	75,000	5.81 years
2.99	1,995,000	6.36 years
3.25	300,000	6.74 years
3.02	100,000	6.88 years
	11,787,500

The fair values of options granted during 2005 and 2004 were determined using a Black-Scholes option pricing model, recognizing forfeitures as they occur, using the following weighted average assumptions:

	2005	2004	2003
Risk-free interest rate	2.65%	2.54%	3.85%
Expected life	2.5 years	2.5 years	2 - 2.5 years
Expected volatility	49%	47%	115%
Expected dividends	$nil	$nil	$nil

Under this fair value method, non-employee stock-based payments are based upon the fair value of the instruments as the services are provided and the securities are earned. Non-employee stock-based compensation expense recognized for the year ended December 31, 2005 was $nil (2004 - $nil; 2003 -$142). Employee stock-based option expense recognized for the year ended December 31, 2005 was $1,749 (2004 - $1,607, 2003 - $5,043). There was no unrecognized expense at December 31, 2005. Employee stock-based option expense capitalized for the year ended December 31, 2005 was $155 (2004 - $125, 2003 - $593).

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

9.	SHARE CAPITAL (continued)

	(e)	Earnings per share

The following table sets forth the computation of diluted earnings per share:

	December 31,	December 31,	December 31,
	2005	2004	2003
Earnings available to common shareholders	$44,128	$1,229	$2,356
Divided by:
Weighted average shares outstanding	143,734,297	109,214,331	57,013,774
Effect of dilutive securities:
Share purchase warrants and options	19,627,187	22,326,514	3,059,767
Diluted weighted average shares outstanding	163,361,484	131,540,845	60,073,541
Basic earnings per share	$0.31	$0.01	$0.04
Diluted earnings per share	$0.27	$0.01	$0.04

The computation of diluted earnings per share excludes 18,425,000 share purchase warrants and options (2004 – 1,000,000, 2003 – nil) as the exercise prices exceeded the average fair market price of the common shares for the year and they were therefore not dilutive.

10.	SUPPLEMENTARY CASH FLOW INFORMATION

	December 31,	December 31,	December 31,
	2005	2004	2003
Non-cash transactions:
Interest and finance costs capitalized in
mineral property interests	$100	$317	$746
Stock-based compensation capitalized in
mineral property interests	155	125	593
Asset retirement obligations capitalized in
mineral property interests	182	--	--
Accretion expense capitalized to mineral
property interests	18	--	--
Equity portion of convertible debt included in
contributed surplus	--	--	(423)
Fair value of warrants issued on Agua Rica
financing included in mineral property
interests	--	--	162
Long-term debt incurred in acquisition of
mineral property interests	--	--	8,583
Long-term debt incurred in equity investment
in Minera Alumbrera Ltd.	--	--	28,600
Deferred finance charges on the issue of
warrants	--	(596)	--
Deferred finance charges offset against
proceeds on term loans	--	(649)	--
Other disclosures:
Interest paid	539	1,129	523
Income taxes paid	--	--	3

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

11.	RELATED PARTY TRANSACTIONS AND BALANCES

	Years ended December 31,
	2005	2004	2003
Services rendered
Management fees and expenses (a)	$1,069	$1,368	$923
Administration fees (b)	$--	$151	$147
Office costs (c)	$50	$--	$--

Related party transactions not disclosed elsewhere in these consolidated financial statements are as follows:

(a)

The Company paid management fees and expenses to private companies controlled by officers and directors of the Company. At December 31, 2005, $279 (December 31, 2004 - $495) was payable to these companies and is included in accounts payable.

(b)

In 2003 and 2004, the Company paid administrative expenses to a private company with a director and an officer in common with the Company. This private company provided office services and other administrative services on a full cost recovery basis.

(c)

During 2005, the Company received a reimbursement of office expenses, primarily on a cost recovery basis, from a company related by way of a director in common. At December 31, 2005, $50 was receivable from this company.

All related party transactions were recorded at the amounts agreed upon between the parties. The balances payable noted above are payable on demand without interest.

12.	INCOME TAXES

The provision for income taxes reported differs from the amounts computed by applying cumulative Canadian federal and provincial tax rates to the loss before tax provision due to the following:

	Years ended December 31,
	2005	2004	2003

Statutory tax rate	34.87%	35.62%	37.62%

Net earnings for the year	$44,128	$1,229	$2,356
Equity earnings of Minera Alumbrera Ltd.	(46,755)	(32,659)	(10,562)
Adjusted loss for tax purposes	(2,627)	(31,430)	(8,206)
Expected tax recovery	(916)	(11,195)	(3,087)
Non-deductible expenses	610	572	1,898
Tax benefits not recognized on current year losses	1,593	9,874	973
Effect of lower tax rates in foreign jurisdictions	--	749	216
Valuation allowance	(1,231)	--	--
Other	(56)	--	--
Income taxes, per financial statements	--	--	--

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

12.	INCOME TAXES (continued)

At December 31, 2005, the Company has unused non-capital tax losses carried forward in Canada of $14,000 (2004 - $12,000), which will expire between 2008 and 2014, and unused tax losses carried forward in Cuba of approximately $20 million, which are available to reduce taxable income in future years otherwise calculated. The tax losses in Cuba are not tax effected. The company does not have any Argentinean tax losses. The ability of the Company to utilize these losses is not considered by management to be more likely than not and therefore a valuation allowance has been provided against the future income tax asset. Also, the Company has capital losses carried forward in Canada of $6,330, which can be carried forward indefinitely. The significant components of the Company’s future tax assets (liabilities) are as follows:

	2005	2004

Future income tax assets
Losses carried forward	$6,960	$11,725
Share issue costs	2,888	1,673
Other	39	--
	9,887	13,398
Valuation allowance for future tax assets	(9,887)	(13,208)
	--	190

Future income tax liabilities
Future income tax liability for finance costs	--	(190)
Future income tax liability for mineral property
interests representing excess of carrying value
over tax basis	(21,053)	(20,370)
	(21,053)	(20,560)
Net future income tax liability	$(21,053)	$(20,370)

The future income tax liability for mineral property interests recorded by the Company arises from the investment in Agua Rica in Argentina. The purchase price and subsequent funds advanced to this project do not currently have a cost for tax purposes in the jurisdiction that the Company holds the interest.

13.	CONTINGENCIES

In May 2004, the Company received notice of proceedings commenced against it on March 23, 2004 by a former director of the Company (the "Claimant"), claiming damages in the amount of $177,720 for alleged breaches of agreements entered into by the Claimant, the Company’s former parent and the Company. The Claimant alleges that the agreements entitle him to a preemption right to participate in acquisitions by Northern Orion in Argentina and claims damages in connection with the acquisition by Northern Orion of its 12.5% equity interest in the Alumbrera project. The Company considers that the allegations are unfounded and has been advised by its Argentine counsel that the action is without merit. A statement of defence to the claim has been filed and production of evidence has commenced and is ongoing. Based on the advice of counsel and on the evidence produced to date, the Company considers the likelihood of success by the Claimant to be remote. Even if successful, the amount of damages is not expected to exceed $17,530, plus interest and litigation costs and fees, based on a valuation of the claim made by an independent Argentine court-appointed expert.

The Claimant also commenced on February 2, 2004 a labour claim against the Company based on termination of an alleged employment relationship with the Company, claiming damages in the amount of $714. A statement of defence has been filed and the proceedings are in the production of evidence stage. The Company has been advised by its Argentine counsel that this claim is also unfounded.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

13.	CONTINGENCY (continued)

The Company has been named as a third party in a proceeding between Minerales Patagónicos S.A. (“MP”) vs. Grupo Minero Aconcagua S.A. filed on December 19, 2003. MP claims the restitution of certain mining properties or the payment of damages if restitution is not feasible. MP has not indicated the amount of damages sought or offered evidence for their assessment. These proceedings have not yet reached the evidentiary stage. The Company has been advised by its Argentine counsel that the claim is unfounded.

14.	SEGMENTED INFORMATION

(a)

Operating segment – The Company’s operations are primarily directed towards the exploration and development of mineral properties in Argentina. The Company’s mining activities represent a single reportable segment.

(b) Geographic segments – The Company’s identifiable capital assets and revenues by geographic areas are as follows:

Capital Assets	2005	2004

Argentina	$171,507	$141,691
Canada	146	61
	$171,653	$141,752

Revenues (including interest)	2005	2004	2003

Argentina	$46,755	$32,659	$10,562
Canada	3,500	366	438
	$50,255	$33,025	$11,000

Capital assets are comprised of plant and equipment and mineral properties and deferred exploration and development.

15.	COMPARATIVE FIGURES

Where necessary, comparative figures have been restated to conform to the current year’s presentation.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

16.	DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES

These financial statements are prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The differences between Canadian GAAP and accounting principles generally accepted in the United States (“U.S. GAAP”) as they relate to these financial statements are summarized below:

Consolidated Statements of Operations

	Years ended December 31,
	2005	2004	2003
Earnings under Canadian GAAP	$44,128	$1,229	$2,356
Mineral property expense (a)	(17,795)	(2,066)	(1,989)
Write-down of mineral property interests (a)	--	22,209	--
Amortization of plant and equipment (f)	--	--	(262)
Amortization of mineral property interest (a)	--	--	(282)
Equity in earnings of Minera Alumbrera Ltd.	--	539	(539)
Foreign exchange loss related to mineral
property interests and future income taxes	1,100	2,392	436
Earnings (loss) under U.S. GAAP before
comprehensive income	$27,433	$24,303	$(280)

Earnings (loss) per share – basic	$0.19	$0.22	$(0.00)
Earnings (loss) per share – diluted	$0.17	$0.18	$(0.00)

Consolidated Balance Sheets

	December 31, 2005			December 31, 2004
	Canadian	Adjust-	U.S.	Canadian	Adjust-	U.S.
	GAAP	ments	GAAP	GAAP	ments	GAAP
Assets
Marketable securities (b)	$144	$574	$718	$144	$296	$440
Other current assets	136,517	--	136,517	46,048	--	46,048
Equipment and other	805	--	805	1,194	--	1,194
Mineral property interests (a)	73,970	(61,555)	12,415	56,592	(44,177)	12,415
Equity investment in Minera
Alumbrera Ltd.	97,537	--	97,537	85,100	--	85,100
Total assets	$308,973	$(60,981)	$247,992	$189,078	$(43,881)	$145,197

Liabilities
Total current liabilities	$3,056	$--	$3,056	$25,024	$--	$25,024
Asset retirement obligations	447	--	447	247	--	247
Future income taxes (d)	21,053	(21,053)	--	20,370	(20,370)	--
Other long-term liabilities	--	--	--	3,040	--	3,040
Total liabilities	24,556	(21,053)	3,503	48,681	(20,370)	28,311

Shareholders’ equity	284,417	(39,928)	244,489	140,397	(23,511)	116,886
Total liabilities and
shareholders’ equity	$308,973	$(60,981)	$247,992	$189,078	$(43,881)	$145,197

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

16.	DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES (continued)

Consolidated Statements of Shareholders’ Equity

								Other
							Additional	Comprehen-
	Common Shares		Special Warrants		Share Purchase Warrants		Paid-in	sive
	Shares	Amount	Warrants	Amount	Warrants	Amount	Capital	Income	Deficit	Total
Balance, December 31, 2002	18,860,092	$112,306	--	$--	3,080,000	$825	$72	$269	$(112,914)	$558
Private placement	4,000,000	1,298	--	--	4,000,000	1,260	--	--	--	2,558
Special warrants financing	--	--	81,040,308	77,408	--	--	--	--	--	77,408
Share issue costs	--	--	--	(6,832)	--	--	--	--	--	(6,832)
Warrants exercised	2,096,000	3,380	--	--	(2,096,000)	(794)	--	--	--	2,586
Stock options exercised	275,000	424	--	--	--	--	(139)	--	--	285
Special warrants exercised	81,040,308	71,454	(81,040,308)	(77,408)	40,520,155	5,954	--	--	--	--
Share issue costs on special
warrants	--	(6,304)	--	6,832	--	(528)	--	--	--	--
Stock-based compensation	148,148	144	--	--	--	--	5,492	--	--	5,636
Agua Rica financing - warrants and
debt extinguishment	--	--	--	--	300,000	162	423	--	--	585
Cumulative translation adjustment	--	--	--	--	--	--	--	1,032	--	1,032
Unrealized gain on marketable									--
securities	--	--	--	--	--	--	--	206		206
Earnings (loss) for the year	--	--	--	--	--	--	--	--	(280)	(280)
Balance, December 31, 2003	106,419,548	182,702	--	--	45,804,155	6,879	5,848	1,507	(113,194)	83,742
Warrants exercised	4,525,240	6,019	--	--	(4,525,240)	(955)	--	--	--	5,064
Stock options exercised	1,303,361	2,217	--	--	--	--	(893)	--	--	1,324
Stock-based compensation	--	--	--	--	--	--	1,732	--	--	1,732
Warrants issued on financing	--	--	--	--	1,000,000	596	--	--	--	596
Unrealized gain on marketable
securities	--	--	--	--	--	--	--	125	--	125
Earnings for the year	--	--	--	--	--				24,303	24,303
Balance, December 31, 2004	112,248,149	$190,938	--	$--	42,278,915	$6,520	$6,687	$1,632	$(88,891)	$116,886
Warrants exercised	1,812,500	2,601	--	--	(1,812,500)	(638)	--	--	--	1,963
Stock options exercised	165,833	181	--	--	--	--	(128)	--	--	53
Stock-based compensation	--	--	--	--	--	--	1,904	--	--	1,904
Units issued on financing	34,250,000	89,925	--	--	17,125,000	6,047	--	--	--	95,972
Unrealized gain on marketable
securities	--	--	--	--	--	--	--	278	--	278
Earnings for the period	--	--	--	--	--	--	--	--	27,433	27,433
Balance, December 31, 2005	148,476,482	$283,645	--	$--	57,591,415	$11,929	$8,463	$1,910	$(61,458)	$244,489

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

16.	DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES (continued)

Consolidated Statements of Cash Flows

	Years ended December 31,
	2005	2004	2003
Operating activities
Operating activities under Canadian GAAP	$32,934	$37,575	$4,259
Exploration (a)	(15,342)	(1,452)	(612)
Operating activities under U.S. GAAP	17,592	36,123	3,647

Investing activities
Investing activities under Canadian GAAP	(38,716)	(6,438)	(67,065)
Exploration (a)	15,342	1,452	612
Investing activities under U.S. GAAP	$(23,374)	$(4,986)	$(66,453)

(a)	Exploration expenses

Canadian GAAP allows exploration costs and costs of acquiring mineral rights to be capitalized during the search for a commercially mineable body of ore. Under U.S. GAAP, exploration expenditures can only be deferred subsequent to the establishment of mining reserves. For U.S. GAAP purposes, the Company has expensed its exploration expenditures. The Company has reversed the write-down of the mineral property interests recorded under Canadian GAAP which relates to exploration expenses which had previously been expensed for U.S. GAAP purposes.

(b)	Marketable securities

Under the Canadian GAAP financial statements, the Company recorded its investment in marketable securities at cost. Under Statement of Financial Accounting Standards (“SFAS”) No. 115, the Company has classified its portfolio investments as available-for-sale securities and the investments are recorded at market value. The resulting gains or losses are included in other comprehensive income. Under Canadian GAAP, the Company generally records short-term investments at the lower of cost and market value, with any unrealized losses included in the determination of net income. The adjustment for the year ended December 31, 2005, to record unrealized gains not already recognized under Canadian GAAP was $278 (2004 – $125; 2003 – $206).

(c)	Comprehensive income

Comprehensive income is measured in accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income.” This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Comprehensive income is comprised of net earnings and other comprehensive income where other comprehensive income is the change in equity during the period that arises from transactions and other events that are related to non-owner sources. Total other comprehensive income for the year was $27,711 (2004 – $24,428; 2003 – ($74)). The concept of comprehensive income does not currently exist under Canadian GAAP.

(d)	Income taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. Under U.S. GAAP, only enacted rates are used in the calculation of future income taxes. This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the years ended December 31, 2005, 2004 and 2003.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

16.	DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES (continued)

	(d)	Income taxes (continued)

The Company has adjusted the balance sheet for the future income tax amounts relating to deferred exploration costs which have been expensed for U.S. GAAP purposes. The Company has also eliminated the associated foreign exchange loss recognized for Canadian GAAP purposes.

	(e)	Share purchase warrants

The Company, from time to time, issues special warrants which are normally comprised of a common share and either a whole or portion of a share purchase warrant. The special warrant is issued at the current market value of the common share and the share purchase warrant is normally exercisable at or higher than market value. Under Canadian GAAP the proceeds of the special warrant are allocated to the common share with no value being assigned to the share purchase warrant. Under U.S. GAAP the gross proceeds would be allocated between the shares and warrants based on the relative fair value of the special warrant components at the date the Company has a contractual liability to issue the special warrants. Under Canadian GAAP, no values were assigned to these purchase warrants, except with regard to the 2003 special warrant offering which did specify and allocate part of the proceeds to the share purchase warrant. Under U.S. GAAP, share purchase warrants would be recorded at the pro rata portions of the proceeds based on their fair values and be recorded as additional paid in capital at the date of issuance.

	(f)	Amortization of plant and equipment

In March 2000, the Company discontinued the depreciation of its mine plant and equipment upon the completion of the gold phase at Mantua. Under U.S. GAAP, depreciation on time-based depreciable assets does not stop when assets are not in use. For U.S. GAAP purposes, the Company has continued to depreciate the assets.

	(g)	Recently released accounting standards

In March 2004, the Emerging Issues Task Force (“EITF”) issued EITF 04-3, Mining Assets: Impairment and Business Combinations. EITF 04-3 requires mining companies to consider cash flows related to the economic value of mining assets (including mineral properties and rights) beyond those assets proven and probable reserves, as well as anticipated market price fluctuations, when assigning value in a business combination in accordance with SFAS 141 and when testing the mining assets for impairment in accordance with SFAS 144. The consensus is effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 04-3 did not have a material impact on the Company’s financial position, results of operations or cash flows.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), revising FASB Statement No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion No. 24, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The expense will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. On April 15, 2005, the U.S. Securities and Exchange Commission (“SEC”) announced that it would provide for a phased-in implementation process for SFAS 123(R) requiring that registrants adopt SFAS 123(R) no later than the beginning of the first fiscal year beginning after June 15, 2005. The Company is currently evaluating the impact of SFAS 123(R) on its results of operations, financial position and cash flows.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

16.	DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES (continued)

	(g)	Recently released accounting standards (continued)

In October 2005, the FASB issued FASB Staff Position FAS 123 (R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FAS 123 (R)” (“FSP 123 (R)-2”). FSP 123 (R)-2 provides guidance on the application of grant date as defined in SFAS No. 123 (R). In accordance with this standard a grant date of an award exists if (i) the award is a unilateral grant and (ii) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. The Company will adopt this standard when it adopts SFAS No. 123 (R), and does not anticipate that the implementation of this statement will have a significant impact on its results of operations.

In December 2004, the FASB issued SFAS No. 153 “Exchanges of Non-monetary Assets”, which amends APB Opinion No. 29, “Accounting for Non-monetary Transactions” to require that all non- monetary exchanges be accounted for at fair value except for exchanges of non-monetary assets that do not have commercial substance. An exchange is considered to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. FAS 153 is effective for non-monetary asset exchanges occurring in periods beginning after June 15, 2005. The Company believes that this Statement will have no impact on the financial statements of the Company once adopted.

In May 2005, the FASB issued FAS No. 154 “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FAS Statement No. 3”. FAS 154 requires an entity to account for the adoption of a new accounting policy by applying the new principle to prior accounting periods as if the principle had always been adopted, or “retrospective application”. Under existing GAAP, a new principle is not applied to prior periods; rather, the cumulative effect of the change is recognized in earnings in the period of the change. FAS 154 also carries forward without change the guidance from Opinion No. 20 for reporting the correction of an error in previously issued financial statements and the accounting for changes in estimate. The provisions of FAS 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

On March 30, 2005, the FASB ratified the EITF’s consensus of the FASB Issue 04-6 that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. This consensus is effective for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. The consensus can be adopted either prospectively through a cumulative-effect adjustment or retrospectively by restating prior period financial statements. The Company will apply this consensus on its results of operations, financial position and cash flows if and when commercial production commences.

On July 14, 2005, the FASB issued an exposure draft of a proposed Interpretation, Accounting for Uncertain Tax Positions - an Interpretation of FASB Statement No. 109. The proposed interpretation would require companies to recognize the best estimate of an uncertain tax position only if it is probable of being sustained on audit by the taxation authorities. Subsequently, the tax benefit would be derecognized (by either recording a tax liability or decreasing a tax asset) when the probable threshold is no longer met and it is more likely than not that the tax position will not be sustained. The proposed Interpretation would be effective for years ending after December 15, 2005 and treated as a change in accounting policy. It would require companies to assess all uncertain tax positions and only those meeting the probable threshold at the transition date would continue to be recognized. The difference between the amount previously recognized and the amount recognized after applying the proposed Interpretation would be recorded as the cumulative-effect adjustment in the 2005 statement of earnings (restatement is not permitted). The comment period ends September 12, 2005. The Company does not expect the proposed Interpretation to have a material impact on its results.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(Expressed in thousands of United States dollars, except per share amounts)

17.	SUBSEQUENT EVENT

Subsequent to December 31, 2005, 150,000 stock options were exercised at prices ranging from Cdn.$1.50 to Cdn$2.99 per common share for proceeds of Cdn$374,000. An additional 1,690,000 stock options were exercised for share appreciation rights.